Exhibit 99.2
INFORMATION

For Immediate Release
July 20, 2010
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER AND NINE MONTHS OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND UPDATES FISCAL 2010 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported third quarter net sales of $33.9 million, a decrease of 11% compared to the same period of the prior fiscal year;

•	reported record nine months net sales of $107.5 million, an increase of 2%, compared to the same period of the prior fiscal year;

•	reported third quarter and nine months operating income of $9.8 million and $32.7 million, respectively, decreases of 22% and 9%, compared to the same periods of the prior fiscal year;

•	reported third quarter and nine months net earnings of $6.4 million and $21.3 million, respectively, decreases of 24% and 11%, respectively, compared to the same periods of the prior fiscal year;

•	reported third quarter and nine months diluted earnings per share of $0.16 and $0.52, respectively, decreases of 24% and 10% compared to the same periods of the prior fiscal year; and

•
declared the regular quarterly cash dividend of $0.19 per share for the third quarter of fiscal 2010, (indicated annual rate of $0.76 per share), 12% higher than the regular quarterly rate of fiscal 2009.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended June 30,			Nine Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Net Sales	$33,857	$38,240	-11%	$107,461	$105,813	2%
Operating Income	9,776	12,531	-22%	32,657	35,694	-9%
Net Earnings	6,424	8,502	-24%	21,325	23,829	-11%
Diluted Earnings per Share	$0.16	$0.21	-24%	$0.52	$0.58	-10%

	June 30, 2010	June 30, 2009
Cash and short-term investments	$58,219	$53,426
Working Capital	98,239	90,354
Shareholders’ Equity	137,394	135,008
Total Assets	149,298	148,370

THIRD QUARTER OPERATING RESULTS

Net sales for the third quarter of fiscal 2010 were $33,857,000 as compared to $38,240,000 for the same period of the prior fiscal year, a decrease of 11%.  Net earnings for the third quarter of fiscal 2010 were $6,424,000 or $0.16 per diluted share, both decreases of 24%, compared to the third quarter of fiscal 2009.  (Net earnings include $673,000 in Bioline acquisition costs or $0.01 per diluted share.) Diluted common shares outstanding for fiscal 2010 and 2009 were 41,151,000 and 41,191,000, respectively.

YEAR-TO-DATE OPERATING RESULTS

Net sales for the nine months ended June 30, 2010 were $107,461,000 as compared to $105,813,000 for the same period of the prior fiscal year, an increase of 2%.  Net earnings for the nine months ended June 30, 2010 were $21,325,000 or $0.52 per diluted share, decreases of 11% and 10%, respectively, compared to the nine months ended June 30, 2010.  Diluted common shares outstanding for the nine months of fiscal 2010 and 2009 were 41,166,000 and 41,121,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the third quarter ended June 30, 2010. The dividend is of record July 29, 2010, and payable August 9, 2010.  This annual indicated dividend rate of $0.76 per share represents a 12% increase over the fiscal 2009 rate of $0.68 per share. Meridian has now increased its regular cash dividend rate nineteen times since it established a regular dividend in 1991.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of  Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2010 GUIDANCE

Based on actual third quarter and expected fourth quarter operating results, and before the negative impact of foreign currency exchange rates, management now expects fiscal 2010 results will be at the low end of the current guidance range which calls for net sales to be between $145 million and $153 million and per share diluted earnings to be between $0.70 and $0.80.  This sales and earnings guidance does not include the effect of the Bioline acquisition completed today. Total transaction expenses for Bioline are expected to be between $1.2 and $1.3 million.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At June 30, 2010, current assets were $110.1 million compared to current liabilities of $11.9 million, thereby producing working capital of $98.2 and a current ratio of 9.3.  Cash and short-term investments were $58.2 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

THIRD QUARTER UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the third quarters of fiscal 2010 and fiscal 2009.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Net Sales	$33,857	$38,240	$107,461	$105,813
Cost of goods sold	12,121	14,917	40,073	38,172
Gross profit	21,736	23,323	67,388	67,641

Operating expenses
Research and development	2,128	1,958	6,521	6,361
Sales and marketing	4,287	4,509	13,495	13,451
General and administrative	5,545	4,325	14,715	12,135
Total operating expenses	11,960	10,792	34,731	31,947

Operating income	9,776	12,531	32,657	35,694
Other income (expense), net	20	183	73	457
Income before income taxes	9,796	12,714	32,730	36,151
Income tax provision	3,372	4,212	11,405	12,322
Net earnings	$6,424	$8,502	$21,325	$23,829

Net earnings per basic common share	$0.16	$0.21	$0.53	$0.59
Basic common shares outstanding	40,535	40,500	40,510	40,372

Net earnings per diluted common share	$0.16	$0.21	$0.52	$0.58
Diluted common shares outstanding	41,151	41,191	41,166	41,121

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2010 and fiscal 2009 (in thousands).

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Net sales
U.S. Diagnostics	$21,121	$24,765	$70,018	$69,711
European Diagnostics	6,218	7,018	19,103	19,288
Life Science	6,518	6,457	18,340	16,814
	$33,857	$38,240	$107,461	$105,813
Operating Income
U.S. Diagnostics	$8,104	$10,218	$26,805	$28,893
European Diagnostics	726	1,390	2,789	3,495
Life Science	752	1,035	2,976	3,257
Eliminations	194	(112)	87	49
	$9,776	$12,531	$32,657	$35,694

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “This quarter, Meridian accomplished three key strategic initiatives; an R&D collaboration with DiaSorin Corporation for automating select Meridian immunoassays; clearance from the FDA for illumigene™ C. difficile, our first test in the illumigene platform, and today’s announced acquisition of Bioline, a leader in the development, manufacture and distribution of molecular biology reagents.  Each of these actions are expected to accelerate the Company’s growth via innovation, product line expansion and, global expansion.  The illumigene launch and the acquisition of Bioline will have an immediate positive impact.

Meridian’s core diagnostics business continued to show comparative weakness in the areas of respiratory disease testing due to the lack of an influenza season and, continuing competitive challenges in C. difficile testing.  illumigene C. difficile is expected to help restore growth in this latter category.  To the positive, our food borne diagnostics, led by E. coli and Campylobacter tests, grew 38% in the quarter as more labs realized the importance of these rapid assays.  Additionally, global H. pylori test sales again reached double-digit growth as managed care and other insurers realized the cost and patient benefits of a definitive diagnosis followed by eradication therapies.

Meridian Life Science recorded another quarter of growth and has achieved nearly a 10% improvement year-to-date.  The addition of the Bioline companies is expected to immediately benefit revenues and growth rates into the future.

Fiscal 2010 has been challenging.  We believe that the return to double-digit growth is within reach and that our focus on new product innovation, selected acquisitions and broader global capability will sustain those trends.”

William J. Motto, Executive Chairman of the Board, said, "With the FDA clearance to market our illumigene C. difficile product received, and the acquisition of Bioline,  Meridian now has two new important drivers of future growth.  We are enthusiastic about the outlook for fiscal 2011 and the resumption of our growth trends.  Our financial condition is sound and our balance sheet continues to support our acquisition activity and our cash dividend policy.  We are continuing to examine a number of potential acquisition candidates that could add to our business on an accretive earnings basis."

Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can also change expected results.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian's operations.  The Company cannot predict the possible effects of potential healthcare reform in the United States and similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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